Contact: Susan Tomera Angeletti
724-465-4870

FOR IMMEDIATE RELEASE
Tuesday, September 19, 2006

S&T Bancorp Declares Quarterly Cash Dividend

Indiana, Pennsylvania - The Board of Directors of S&T Bancorp, Inc. (NASDAQ: STBA) declared a $0.29 per share cash dividend at its regular meeting held September 18, 2006. The dividend is payable October 25, 2006 to shareholders of record on September 29, 2006. This dividend represents a 3.6 percent increase over the same period last year and a 3.7 percent annualized yield using the September 18, 2006 closing price of $31.27.

Headquartered in Indiana, PA, S&T Bank, the principal subsidiary of S&T Bancorp, Inc., operates 50 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $3.3 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA.